Exhibit 23
Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-8 File Nos. 333-62566, 333-104732, and 333-108790) of American Pacific Corporation of our report dated August 31, 2005, with respect to the consolidated financial statements of Aerojet Fine Chemicals LLC as of November 30, 2004 and 2003 and for the three years in the period ended November 30, 2004 included in this Current Report (Form 8-K/A) dated February 13, 2006.
/s/ Ernst & Young LLP
Sacramento, California
February 10, 2006